SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16483	52-2284372
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2753
(Address of Principal executive offices)		(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Annual Incentive Awards.  On January 24, 2006, the Compensation Committee of the Board of Directors of Kraft Foods Inc. (the “Company”) approved a formula for determining the maximum award amounts for 2006 annual incentive awards under the 2005 Performance Incentive Plan (the “Plan”), which formula reflects the Company’s intention to qualify, to the extent possible, cash compensation paid to officers as tax-deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum award amounts for the 2006 annual incentive awards will be determined based on a performance incentive pool equal to 0.40% of the adjusted net earnings of the Company.  Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee.  In addition, award amounts under the Plan are limited to the shareholder-approved maximum defined in the Plan of $10 million.

At the conclusion of 2006, the performance incentive pool for the 2006 annual incentive awards will be calculated and divided among the covered officers.  The Chief Executive Officer’s maximum award is equal to one-third of the pool and the remaining two-thirds of the pool will be allocated equally among the remaining covered officers, subject in each instance to the maximum individual award amount defined in the Plan.

The Company will provide additional information regarding the compensation of its executive officers in its Proxy Statement for the 2006 Annual Meeting of Stockholders, which will be filed in March 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

/s/ Marc. S. Firestone
	Name:	Marc S. Firestone
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: January 27, 2006